Subject to Completion and Modification
SLM FUNDING LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS SLM FUNDING LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT SLM FUNDING LLC AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, SLM FUNDING LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800-321-7179.
Term Sheet
$1,199,439,000
SLM Private Credit Student Loan Trust 2006-C
Issuing Entity
SLM Funding LLC
Depositor
Sallie Mae, Inc.
Sponsor, Servicer and Administrator
Student Loan-Backed Notes
     On September 28, 2006, the trust will issue:

Class	Principal	Interest Rate	Maturity

Floating Rate Class A-1 Notes	$157,000,000	3-month LIBOR plus %	March 15, 2018
Floating Rate Class A-2 Notes	$268,000,000	3-month LIBOR plus %	September 15, 2020
Floating Rate Class A-3 Notes	$110,000,000	3-month LIBOR plus %	June 15, 2021
Floating Rate Class A-4 Notes	$215,000,000	3-month LIBOR plus %	March 15, 2023
Floating Rate Class A-5 Notes	$356,017,000	3-month LIBOR plus %	December 15, 2039
Floating Rate Class B Notes	$39,177,000	3-month LIBOR plus %	December 15, 2039
Floating Rate Class C Notes	$54,245,000	3-month LIBOR plus %	December 15, 2039

The trust will make payments primarily from collections on a pool of private credit student loans. Private credit student loans are education loans made to students or parents of students that are not guaranteed or reinsured under the Federal Family Education Loan Program or any other federal student loan program. Payments on the notes will be made quarterly on the 15th day of each March, June, September and December, beginning in December 2006. In general, the trust will pay principal, sequentially, to the class A-1 through class A-5 notes, in that order, until each such class is paid in full. Neither the class B nor the class C notes will receive principal until the stepdown date, which is expected to be the December 2011 distribution date. Payments of interest on the class B notes will be subordinate to the payment of interest and, to the extent described in the initial free-writing prospectus, to payments of principal on the class A notes. Payments of principal on the class B notes will be subordinate to the payment of both interest and principal on the class A notes. Payments of interest on the class C notes will be subordinate to the payment of interest and, to the extent described in the initial free-writing prospectus, to payments of principal on the class A and class B notes. Payments of principal on the class C notes will be subordinate to the payment of both interest and principal on the class A and class B notes. Credit enhancement for the notes consists of overcollateralization, cash on deposit in a reserve account and, for the class A notes, the subordination of the class B and class C notes and, for the class B notes, the subordination of the class C notes, as described in the initial free-writing prospectus. The trust will enter into four basis swap agreements. The trust will also make a deposit into a cash capitalization account, which will be available for a limited period of time. A description of how LIBOR is determined appears under “Additional Information Regarding the Notes — Determination of Indices — LIBOR” in the base prospectus.
     We are offering the notes through the underwriters when and if issued. Application has been made for the notes to be listed on the Official List of the Luxembourg Stock Exchange and to be traded on the Luxembourg Stock Exchange’s Euro MTF Market.
     We are not offering the notes in any state or other jurisdiction where the offer is prohibited.
     The notes are asset-backed securities issued by and are obligations of the issuing entity, which is a trust. They are not obligations of or interests in SLM Corporation, the sponsor, the administrator, the servicer, the depositor, any seller or any of their affiliates.
     The notes are not guaranteed or insured by the United States or any governmental agency.
     This term sheet constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

Joint Book-Runners

Deutsche Bank Securities	Merrill Lynch & Co.	Morgan Stanley

September 19, 2006

The Information in this Term Sheet
     The information contained herein refers to and supplements certain of the information contained in the Free-Writing Prospectus, dated September 15, 2006 (the “initial free-writing prospectus”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the initial free-writing prospectus.
The Notes
     The trust is offering the following classes of notes, which are debt obligations of the trust:
Class A Notes:
•	Floating Rate Class A-1 Student Loan-Backed Notes in the amount of $157,000,000;
•	Floating Rate Class A-2 Student Loan-Backed Notes in the amount of $268,000,000;
•	Floating Rate Class A-3 Student Loan-Backed Notes in the amount of $110,000,000;
•	Floating Rate Class A-4 Student Loan-Backed Notes in the amount of $215,000,000; and
•	Floating Rate Class A-5 Student Loan-Backed Notes in the amount of $356,017,000.
Class B Notes:
•	Floating Rate Class B Student Loan-Backed Notes in the amount of $39,177,000.
Class C Notes:
•	Floating Rate Class C Student Loan-Backed Notes in the amount of $54,245,000.
Closing Date. The closing date for this offering will be September 28, 2006.
Interest Rates. The spreads to LIBOR for the notes will be set at the time of pricing.
Pricing Date. On or after September 20, 2006.
Initial Accrual Period: The initial accrual period for the notes will begin on the closing date and end on December 14, 2006, the day before the first distribution date. For each class of notes, LIBOR for the first accrual period will be determined by the following formula:
x + [ 17 / 30 ] * (y-x)
          where:
x = two-month LIBOR, and

y = three-month LIBOR.
Stepdown Date. The stepdown date is the earlier to occur of (a) the December 2011 distribution date, and (b) the distribution date following that date on which the outstanding balance of the class A notes is reduced to zero.
Maturity Dates. Each class of notes will mature no later than the date set forth for that class in the table below:

Class	Maturity Date
Class A-1	March 15, 2018
Class A-2	September 15, 2020
Class A-3	June 15, 2021
Class A-4	March 15, 2023
Class A-5	December 15, 2039
Class B	December 15, 2039
Class C	December 15, 2039
Identification Numbers
The notes will have the following CUSIP Numbers and ISIN: CUSIP Numbers
•	Class A-1 Notes: 78443J AA 7
•	Class A-2 Notes: 78443J AB 5
•	Class A-3 Notes: 78443J AC 3
•	Class A-4 Notes: 78443J AD 1
•	Class A-5 Notes: 78443J AE 9
•	Class B Notes: 78443J AF 6
•	Class C Notes: 78443J AG 4
International Securities Identification Numbers (ISIN)
•	Class A-1 Notes: US78443JAA79
•	Class A-2 Notes: US78443JAB52

•	Class A-3 Notes: US78443JAC36
•	Class A-4 Notes: US78443JAD19
•	Class A-5 Notes: US78443JAE91
•	Class B Notes: US78443JAF66
•	Class C Notes: US78443JAG40
The European Common Codes will be set forth in the prospectus supplement for these notes.
Capitalization of the Trust

Floating Rate Class A-1 Student Loan-Backed Notes	$157,000,000
Floating Rate Class A-2 Student Loan-Backed Notes	268,000,000
Floating Rate Class A-3 Student Loan-Backed Notes	110,000,000
Floating Rate Class A-4 Student Loan-Backed Notes	215,000,000
Floating Rate Class A-5 Student Loan-Backed Notes	356,017,000
Floating Rate Class B Student Loan-Backed Notes	39,177,000
Floating Rate Class C Student Loan-Backed Notes	54,245,000
Equity	100

Total	$1,199,439,100

Information About the Trust
Collection Account Initial Deposit. On the closing date, the trust will make an initial deposit from the net proceeds of the sale of the notes into the collection account in cash or eligible investments equal to approximately $1,300,000 plus the excess, if any, of the pool balance as of the statistical cutoff date over the pool balance as of the closing date.
Reserve Account Initial Deposit. On the closing date, the trust will make an initial deposit from the net proceeds of the sale of the notes into the reserve account in cash or eligible investments equal to approximately $2,721,089.
Specified Reserve Account Balance. The amount required to be on deposit in the reserve account at any time, or the specified reserve account balance, is the lesser of $2,721,089 and the outstanding balance of the notes.
Cash Capitalization Account
The cash capitalization account will be created with an initial deposit by the trust on the closing date of cash or eligible investments in an amount equal to $117,000,000. The initial deposit into the cash capitalization account will not be replenished.
Amounts held from time to time in the cash capitalization account will be held for the benefit of the noteholders. Funds will be withdrawn from the cash capitalization account on any distribution date prior to the December 2010 distribution date to the extent that the amount of Available Funds on the distribution date is insufficient to pay items (1) through (10) under “Description of the Notes—Distributions—Distributions from the Collection Account” set forth in the initial free-writing prospectus.
The cash capitalization account is intended to enhance the likelihood of timely distributions of interest and certain payments of principal to the noteholders through the December 2010 distribution date.
On each distribution date from the September 2008 through the June 2009 distribution date, any amount on deposit in the cash capitalization account (equal to “CI” for such distribution date in the definition of “Asset Balance” in the Glossary of the initial free-writing prospectus) that is in excess of 5.50% of the Asset Balance on the closing date (including the initial deposit into the collection account) will be released to the collection account and treated as Available Funds if:
•	the sum of (1) the Pool Balance as of the last day of the second preceding collection period and (2) the amount on deposit in the cash capitalization account immediately following the preceding distribution date, minus the aggregate outstanding balance of the notes immediately following the preceding distribution date, is greater than or equal to $5,996,486, which is the amount of overcollateralization that existed on the closing date; and
•	at least 45% of the trust student loans by principal balance are in repayment and are not more than 30 days past due as of the end of the collection period for the current distribution date.
On each distribution date from the September 2009 distribution date through the June 2010 distribution date, any amount on deposit in the cash capitalization account (equal to “CI” for such distribution date in the definition of “Asset Balance” in the Glossary of the initial free-writing prospectus) that is in excess of 3.50% of the Asset Balance on the closing date (including the initial deposit into the collection account) will be released to the collection account and treated as Available Funds if:
•	the sum of (1) the Pool Balance as of the last day of the second preceding collection period and (2) the amount on deposit in the cash capitalization account immediately following the preceding distribution date, minus the aggregate outstanding balance of the notes immediately following the preceding distribution date, is greater than or equal to $11,992,972, which is twice the amount of overcollateralization that existed on the closing date; and
•	at least 60% of the trust student loans by principal balance are in repayment and are not more than 30 days past due as of the end of the collection period for the current distribution date.
On each distribution date from the September 2010 distribution date through the December 2010 distribution date, any amount on deposit in the cash capitalization account (equal to “CI” for such distribution date in the definition of “Asset Balance” in the Glossary of the initial free-writing prospectus) that is in excess of 1.50% of the Asset Balance on the closing date (including the initial deposit into the collection account) will be released to the collection account and treated as Available Funds if:
•	the sum of (1) the Pool Balance as of the last day of the second preceding collection period and (2) the amount on deposit in the cash capitalization account immediately following the preceding distribution date, minus the aggregate outstanding balance of the notes immediately following the preceding distribution date, is greater than or equal to $11,992,972, which is twice the amount of overcollateralization that existed on the closing date; and
•	at least 80% of the trust student loans by principal balance are in repayment and are not more than 30 days past due as of the end of the collection period for the current distribution date.
Any amount remaining on deposit in the cash capitalization account on the December 2010 distribution date will be released to the collection account and treated as Available Funds.
Swap Agreements
The Significance Percentage of the swap agreements in the aggregate is less than 10%.
Unless terminated earlier pursuant to their terms, the swap agreements will terminate on the December 2021 distribution date.
The notional amount, the adjusted prime rate, applicable spread and swap counterparty for each of the swap agreements are as follows:

Notional Amount	Trust Swap Rate*	Applicable Spread	Swap Counterparty
Initially $881,660,014, and for each calculation period thereafter an amount equal to the aggregate principal balance, as of the last day of the collection period preceding the beginning of the related accrual period, of the trust student loans (other than Adjustable Period Loans) bearing interest based upon the prime rate, which loans, by their terms, reset their interest rate monthly.
	The weighted average of the prime rates published in The Wall Street Journal in the “Interest Rates & Bonds” section, “Consumer Rates” table as of the second business day before the first calendar day of each of the immediately preceding three months (or if The Wall Street Journal is not published on any such date, the first preceding day for which that rate is published in The Wall Street Journal), rounded to the nearest one-eighth of one percent (0.125%), minus the Applicable Spread. If the weighted average of the prime rates as of any date of determination is less than the Applicable Spread, the rate payable by the swap counterparty will be correspondingly increased.	Minus 2.77%	Merrill Lynch Capital Services, Inc.

Notional Amount	Trust Swap Rate*	Applicable Spread	Swap Counterparty
Initially $57,422,133, and for each calculation period thereafter an amount equal to the aggregate principal balance, as of the last day of the collection period preceding the beginning of the related accrual period, of Adjustable Period Loans then bearing interest based upon the prime rate, which loans, by their then current terms, reset their interest rate monthly.
	The weighted average of the prime rates published in The Wall Street Journal in the “Interest Rates & Bonds” section, “Consumer Rates” table as of the second business day before the first calendar day of each of the immediately preceding three months (or if The Wall Street Journal is not published on any such date, the first preceding day for which that rate is published in The Wall Street Journal), rounded to the nearest one-quarter of one percent (0.250%), minus the Applicable Spread. If the weighted average of the prime rates as of any date of determination is less than the Applicable Spread, the rate payable by the swap counterparty will be correspondingly increased.	Minus 2.77%	Merrill Lynch Capital Services, Inc.

Initially $74,717,535, and for each calculation period thereafter an amount equal to the aggregate principal balance, as of the last day of the collection period preceding the beginning of the related accrual period, of the trust student loans bearing interest based upon the prime rate, which loans, by their terms, reset their interest rate quarterly.
	The prime rate published in The Wall Street Journal in the “Interest Rates & Bonds” section, “Consumer Rates” table as of the 15th of the immediately preceding March, June, September or December (or if The Wall Street Journal is not published on that date, the first preceding day for which that rate is published in The Wall Street Journal), rounded to the nearest one-eighth of one percent (0.125%), minus the Applicable Spread. If the prime rate as of any date of determination is less than the Applicable Spread the rate payable by the swap counterparty will be correspondingly increased.	Minus 2.75%	Merrill Lynch Capital Services, Inc.

Initially $61,057,451, and for each calculation period thereafter an amount equal to the aggregate principal balance, as of the last day of the collection period preceding the beginning of the related accrual period, of Adjustable Period Loans then bearing interest based upon the prime rate, which loans, by their then current terms, reset their interest rate annually.
	The prime rate published in The Wall Street Journal in the “Interest Rates & Bonds” section, “Consumer Rates” table on the immediately preceding August 1 (or if The Wall Street Journal is not published on that date, the first preceding day for which that rate is published in The Wall Street Journal), rounded to the nearest one-quarter of one percent (0.250%), minus the Applicable Spread. If the prime rate as of any date of determination is less than the Applicable Spread, the rate payable by the swap counterparty will be correspondingly increased.	Minus 2.64%	Merrill Lynch Capital Services, Inc.
* In each case, if there is more than one prime rate published in the applicable section of The Wall Street Journal on a relevant determination date, then the prime rate used in calculating the trust swap rate shall be the highest prime rate published on that day.
Swap Counterparty
The swap counterparty for each swap agreement is Merrill Lynch Capital Services, Inc.

Merrill Lynch Capital Services, Inc. is a wholly owned subsidiary of Merrill Lynch & Co., Inc. Merrill Lynch & Co., Inc. is a holding company that, through its subsidiaries and affiliates, provides investment, financing, advisory, insurance and related products and services on a global basis. Merrill Lynch Capital Services’ principal executive offices are located at Four World Financial Center, 12th Floor, New York, New York 10080.
The obligations of Merrill Lynch Capital Services under the swap agreements are guaranteed by Merrill Lynch & Co., Inc. which has a long-term rating of “A+” from S&P and a long-term rating of “Aa3” from Moody’s.
The information in the preceding two paragraphs has been provided by Merrill Lynch Capital Services for use in this term sheet, and has not been verified by the depositor, the trust, the sponsor, the administrator, the servicer, the trustee, the indenture trustee or the underwriters. Except for the preceding two paragraphs, Merrill Lynch Capital Services has not prepared and does not accept responsibility for the accuracy or completeness of this term sheet or the initial free writing prospectus.
Overcollateralization
On the closing date, the asset balance of the trust (which does not give effect to the reserve account but includes any amount deposited into the cash capitalization account on the closing date) will be approximately 100.50% of the aggregate balance of the notes.
Use of Proceeds
The trust will use the net proceeds from the sale of the notes to make the initial deposits to the collection account, the cash capitalization account and the reserve account and to purchase the trust student loans from the depositor on the closing date under the sale agreement.
The depositor will then use the proceeds paid to the depositor by the trust to pay to the sellers the respective purchase prices due to those sellers for the trust student loans purchased by the depositor.
Expenses incurred to establish the trust and issue the notes (other than fees that are due to the underwriters) are payable by the depositor. Expenses to be paid by the depositor are estimated to be $1,071,455.
Prepayments, Extensions, Weighted Average Lives and Expected Maturities of the Notes
Exhibit I attached hereto, “Prepayments, Extensions, Weighted Average Lives and Expected Maturities of the Notes,” shows, for each class of notes, the weighted average lives, expected maturities and percentages of the original principal amount remaining at certain distribution dates based on various assumptions.

Underwriting
The notes listed below are offered severally by the underwriters, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the notes will be ready for delivery in book-entry form only through the facilities of DTC, Clearstream, Luxembourg and Euroclear, as applicable, on or about September 28, 2006 against payment in immediately available funds.
Subject to the terms and conditions in the underwriting agreement to be dated on or about the pricing date, the depositor has agreed to cause the trust to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amounts of the notes shown opposite its name:

Underwriter	Class A-1 Notes	Class A-2 Notes	Class A-3 Notes
Deutsche Bank Securities Inc.	$52,334,000	$89,334,000	$36,666,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	52,333,000	89,333,000	36,667,000
Morgan Stanley & Co. Incorporated	52,333,000	89,333,000	36,667,000

Total	$157,000,000	$268,000,000	$110,000,000

Underwriter	Class A-4 Notes	Class A-5 Notes
Deutsche Bank Securities Inc.	$71,666,000	$118,673,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	71,667,000	118,672,000
Morgan Stanley & Co. Incorporated	71,667,000	118,672,000

Total	$215,000,000	$356,017,000

Underwriter	Class B Notes	Class C Notes
Deutsche Bank Securities Inc.	$13,059,000	$18,081,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	13,059,000	18,082,000
Morgan Stanley & Co. Incorporated	13,059,000	18,082,000

Total	$39,177,000	$54,245,000

The underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all of the notes listed above if any of the notes are purchased. The offering prices, underwriter discounts and dealer concessions and reallowances will be set forth in the prospectus supplement.
The depositor and SLM ECFC have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
The notes are new issues of securities with no established trading market. The seller has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.
In the ordinary course of their business, the underwriters and certain of their affiliates have in the past, and may in the future, engage in commercial and investment banking activities with the sellers, the depositor and their respective affiliates.
The trust may, from time to time, invest the funds in the trust accounts in eligible investments acquired from the underwriters.

During and after the offering, the underwriters may engage in transactions, including open market purchases and sales, to stabilize the prices of the notes.
The underwriters, for example, may over-allot the notes for the account of the underwriting syndicate to create a syndicate short position by accepting orders for more notes than are to be sold.
In addition, the underwriters may impose a penalty bid on the broker-dealers who sell the notes. This means that if an underwriter purchases notes in the open market to reduce a broker-dealer’s short position or to stabilize the prices of the notes, it may reclaim the selling concession from the broker-dealers who sold those notes as part of the offering.
In general, over-allotment transactions and open market purchases of the notes for the purpose of stabilization or to reduce a short position could cause the price of a note to be higher than it might be in the absence of those transactions.
Each underwriter has represented and agreed that:
•	it has not offered or sold and will not offer or sell any notes to persons in the United Kingdom prior to the expiration of the period of six months from the issue date of the notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended (the “POS Regs”);
•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity, within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”), received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the issuing entity; and
•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
One or more of the underwriters or its affiliates may retain a material percentage of any class of notes for its own account. The retained notes may be resold by such underwriter or such affiliate at any time in one or more negotiated transactions at varying prices to be determined at the time of sale.
No action has been or will be taken by the depositor or the underwriters that would permit a public offering of the notes in any country or jurisdiction other than in the United States, where action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and neither the initial free-writing prospectus and the base prospectus attached as Appendix I thereto (collectively, the “pre-pricing disclosure package”), nor any circular, prospectus, form of application, advertisement or other material may be distributed in or from or published in any country or jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose hands all or any part of the pre-pricing disclosure package comes are required by the depositor and the underwriters to comply with all applicable laws and regulations in each country or jurisdiction in which they purchase, sell or deliver notes or have in their possession or distribute the pre-pricing disclosure package, in all cases at their own expense.
The depositor has not authorized any offer of the notes to the public in the United Kingdom within the meaning of the POS Regs and the FSMA. The notes may not lawfully be offered or sold to persons in the United Kingdom except in circumstances which do not result in an offer to the public in the United Kingdom within the meaning of these regulations or otherwise in compliance with all applicable provisions of these regulations and the FSMA.
Glossary
     “Asset Balance” means, with respect to any distribution date, an amount equal to:
PB + CI - R
Where:
     CI = the amount on deposit in the cash capitalization account on the last day of the related collection period less the excess for the distribution date of (i) interest due on the notes plus any primary servicing and administration fees, any swap payments owed to the swap counterparty by the trust, and any swap termination payments owed by the trust that are pari passu with interest payments on the class A notes due over (ii) Available Funds on deposit in the collection account. In no case shall CI be less than zero;
     PB = the Pool Balance at the last day of the related collection period; and
     R = the amount to be released from the cash capitalization account on such distribution date as described in the fourth, fifth and sixth paragraphs under “Information About the Trust—Cash Capitalization Account” in this term sheet.
provided, however, that, as of the closing date, the Asset Balance shall equal $1,205,435,486 and that, for all distribution dates occurring on or after the December 2010 distribution date, the Asset Balance will be equal to the Pool Balance as of the last day of the related collection period.

     “Class A Noteholders’ Principal Distribution Amount” means (a) as of any distribution date prior to the Stepdown Date or on which a Trigger Event is in effect, the lesser of (i) 100% of the excess, if any, of (x) the aggregate outstanding balance of all classes of notes immediately prior to any distributions of principal for such distribution date over (y) the excess, if any, of (1) the Asset Balance for such distribution date over (2) the Specified Overcollateralization Amount and (ii) the aggregate outstanding balance of the class A notes immediately prior to any distributions for such distribution date and (b) on or after the Stepdown Date and as long as a Trigger Event is not in effect for such distribution date, the excess, if any, of (x) the aggregate outstanding balance of the class A notes immediately prior to any distributions of principal for such distribution date over (y) the lesser of (A) the product of (i) 85% and (ii) the Asset Balance as of such distribution date and (B) the excess, if any, of the Asset Balance for such distribution date over the Specified Overcollateralization Amount. Notwithstanding the foregoing, on or after the maturity date for the class A-1, class A-2, class A-3, class A-4 or class A-5 notes, the Class A Noteholders’ Principal Distribution Amount shall not be less than the amount that is necessary to reduce the balance of the class A-1, class A-2, class A-3, class A-4 or class A-5 notes, as applicable, to zero.
     “Class B Noteholders’ Principal Distribution Amount” means, as of any distribution date on or after the Stepdown Date and as long as a Trigger Event is not in effect on such distribution date, the excess, if any, of (x) the sum of (i) the aggregate outstanding balance of the class A notes (after taking into account the Class A Noteholders’ Principal Distribution Amount due on such distribution date) and (ii) the outstanding balance of the class B notes immediately prior to such distribution date over (y) the lesser of (A) the product of (i) 89.875% and (ii) the Asset Balance for such distribution date and (B) the excess, if any, of the Asset Balance for such distribution date over the Specified Overcollateralization Amount. Prior to the Stepdown Date or on any distribution date for which a Trigger Event is in effect, the excess, if any, of (i) the amounts in clause (a)(i) of the definition of Class A Noteholders’ Principal Distribution Amount over (ii) the aggregate outstanding balance of the class A notes. Notwithstanding the foregoing, on or after the maturity date for the class B notes, the Class B Noteholders’ Principal Distribution Amount shall not be less than the amount that is necessary to reduce the outstanding balance of the class B notes to zero.
     “Class C Noteholders’ Principal Distribution Amount” means, as of any distribution date on or after the Stepdown Date and, as long as a Trigger Event is not in effect on such distribution date, the excess, if any, of (x) the sum of (i) the aggregate outstanding balance of the class A notes (after taking into account the Class A Noteholders’ Principal Distribution Amount due on such distribution date), (ii) the outstanding balance of the class B notes (after taking into account the Class B Noteholders’ Principal Distribution Amount due on such distribution date) and (iii) the outstanding balance of the class C notes immediately prior to such distribution date over (y) the lesser of (A) the product of (i) 97% and (ii) the Asset Balance for such distribution date and (B) the excess, if any, of the Asset Balance for such distribution date over the Specified Overcollateralization Amount. Prior to the Stepdown Date or on any distribution date for which a Trigger Event is in effect, the excess, if any, of (i) the amounts in clause (a)(i) of the definition of Class A Noteholders’ Principal Distribution

Amount over (ii) the aggregate outstanding balance of the class A and class B notes. Notwithstanding the foregoing, on or after the maturity date for the class C notes, the Class C Noteholders’ Principal Distribution Amount shall not be less than the amount that is necessary to reduce the outstanding balance of the class C notes to zero.
     The “Cumulative Realized Losses Test” is satisfied for any distribution date on which the cumulative principal amount of Charged-Off Loans, net of Recoveries, is equal to or less than the percentage of the initial Pool Balance set forth below for the specified period:

Percentage of
Distribution Date	Initial Pool Balance

Closing Date through September 2011 distribution date	15%

December 2011 distribution date through September 2014 distribution date	18%

December 2014 distribution date and thereafter	20%
     “Significance Estimate” means, as of the closing date, with respect to the swap agreements collectively, the reasonable good faith estimate of the maximum probable exposure of the trust to the swap counterparty, which estimate is made in the same manner as that utilized in the sponsor’s internal risk management process for similar instruments.
     “Significance Percentage” means, as of the closing date, the percentage that the Significance Estimate represents of the notes.
     “Specified Class A Enhancement” means, for any distribution date, the greater of (a) 15.00% of the Asset Balance for such distribution date or (b) the Specified Overcollateralization Amount for such distribution date.
     “Specified Class B Enhancement” means, for any distribution date, the greater of (a) 10.125% of the Asset Balance for such distribution date or (b) the Specified Overcollateralization Amount for such distribution date.
     “Specified Class C Enhancement” means, for any distribution date, the greater of (a) 3.00% of the Asset Balance for such distribution date or (b) the Specified Overcollateralization Amount for such distribution date.
     “Specified Overcollateralization Amount” means, as of any distribution date, 2.00% of the initial Asset Balance.

EXHIBIT I
PREPAYMENTS, EXTENSIONS, WEIGHTED AVERAGE LIVES
AND EXPECTED MATURITIES OF THE NOTES
     Prepayments on pools of student loans can be calculated based on a variety of prepayment models. The model used to calculate prepayments in this term sheet is based on prepayments assumed to occur at a constant prepayment rate (“CPR”). CPR is stated as an annualized rate and is calculated as the percentage of the loan amount outstanding at the beginning of a period (including accrued interest to be capitalized), after applying scheduled payments, that is paid during that period. The CPR model assumes that student loans will prepay in each month according to the following formula:
      Monthly Prepayments    =    Balance after scheduled payments             ×     (1-(1-CPR)1/12)
Accordingly, monthly prepayments assuming a $1,000 balance after scheduled payments would be as follows for various levels of CPR listed below:

CPR	0%	2%	4%	6%	8%
Monthly Prepayment	$0.00	$1.68	$3.40	$5.14	$6.92
     The CPR model does not purport to describe historical prepayment experience or to predict the prepayment rate of any actual student loan pool. The student loans will not prepay at any constant level of CPR, nor will all of the student loans prepay at the same rate. You must make an independent decision regarding the appropriate principal prepayment scenarios to use in making any investment decision.
     For purposes of calculating the information presented in the tables below, it is assumed, among other things, that:
•	the statistical cutoff date for the trust student loans is September 4, 2006;

•	the closing date will be September 28, 2006;

•	all trust student loans (as grouped within the “rep lines” described below) remain in their current status until their status end date and then move to repayment, with the exception of in-school status loans which are assumed to have either a 36-month grace period (with respect to trust student loans under the Medical Loan Programs), a 9-month grace period (with respect to LAWLOANS) or a 6-month grace period (with respect to all other trust student loans) before moving to repayment, and no trust student loan moves from repayment to any other status;

•	the trust student loans that are not in repayment status have interest accrued and capitalized upon entering repayment;

•	no delinquencies or defaults occur on any of the trust student loans, no repurchases for breaches of representations, warranties or covenants occur, and all borrower payments are collected in full;

•	index levels for calculation of payments are:
•	three-month LIBOR rate of 5.40%;

•	91-day Treasury bill rate of 5.00%; and

•	prime rate of 8.25%;
•	quarterly distributions begin on December 15, 2006, and payments are made quarterly on the 15th day of every March, June, September and December thereafter, whether or not the 15th is a business day;

•	the interest rate for each class of outstanding notes at all times will be equal to:
•	class A-1 notes: 5.41%;

•	class A-2 notes: 5.44%;

•	class A-3 notes: 5.54%;

•	class A-4 notes: 5.58%;

•	class A-5 notes: 5.64%;

•	class B notes: 5.68%; and

•	class C notes: 5.79%;
•	an administration fee equal to $20,000 is paid quarterly by the trust to the administrator, beginning in December 2006;

•	a servicing fee equal to 1/12th of the then outstanding principal amount of the trust student loans times 0.70% is paid monthly by the trust to the servicer, beginning in October 2006;

•	the reserve account has an initial balance equal to $2,721,089 and at all times a balance equal to the lesser of (1) $2,721,089, and (2) the outstanding balance of the notes;

•	the cash capitalization account has an initial balance equal to $117,000,000, and on the December 2010 distribution date, any amounts on deposit in the cash capitalization account that have not previously been released will be included in Available Funds;

•	under the interest rate swaps relating to trust student loans:

•	that, as of the Statistical Cutoff Date, bear interest at the prime rate reset at one-month intervals (including any applicable Adjustable Period Loans and other trust student loans), the trust will pay the assumed prime rate minus 2.77% in exchange for three-month LIBOR;

•	that bear interest at the prime rate reset at three-month intervals, the trust will pay the assumed prime rate minus 2.75% in exchange for three-month LIBOR; and

•	that, as of the Statistical Cutoff Date, bear interest at the prime rate reset at twelve-month intervals, the trust will pay the assumed prime rate minus 2.64% in exchange for three-month LIBOR.
•	the trust will enter into no other swap or other interest rate hedging agreements;

•	all payments are assumed to be made at the end of the month and amounts on deposit in the collection account, reserve account and cash capitalization account, including reinvestment income earned in the previous month, net of servicing fees, are reinvested in eligible investments at the assumed reinvestment rate of 5.30% per annum through the end of the collection period, and reinvestment earnings are available for distribution from the prior collection period;

•	an optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance; and

•	the pool of trust student loans consists of 6,416 representative loans (“rep lines”), which have been created for modeling purposes from individual trust student loans based on combinations of similar individual student loan characteristics, which include, but are not limited to, loan status, interest rate, loan type, index, margin, rate cap and remaining term.
     The following tables have been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the rep lines, which will differ from the characteristics and performance of the actual pool of trust student loans) and should be read in conjunction therewith. In addition, the diverse characteristics, remaining terms and loan ages of the trust student loans could produce slower or faster principal payments than indicated in the following tables, even if the dispersions of weighted average characteristics, remaining terms and loan ages are the same as the assumed characteristics, remaining terms and loan ages.

     The following tables show the weighted average remaining lives, expected maturity dates and percentages of original principal of each class of the notes at various levels of CPR from the closing date until the optional redemption date; all percentages have been rounded up or down to the nearest whole percent.
Weighted Average Lives and Expected Maturities of the Notes
at Various CPR Percentages(1)

Weighted Average Life (years)(2)
	0%	2%	4%	6%	8%
Class A-1 Notes	4.79	3.35	2.50	1.91	1.48
Class A-2 Notes	8.41	6.39	5.00	4.07	3.45
Class A-3 Notes	10.93	9.14	7.50	6.19	5.15
Class A-4 Notes	12.83	11.46	10.00	8.62	7.43
Class A-5 Notes	15.69	14.94	14.16	13.30	12.33
Class B Notes	13.81	12.70	11.54	10.38	9.33
Class C Notes	13.12	11.85	10.50	9.21	8.08

Expected Maturity Date
Class A-1 Notes	December 15, 2012	December 15, 2010	March 15, 2010	September 15, 2009	December 15, 2008
Class A-2 Notes	December 15, 2016	December 15, 2014	June 15, 2013	March 15, 2012	March 15, 2011
Class A-3 Notes	June 15, 2018	September 15, 2016	March 15, 2015	September 15, 2013	September 15, 2012
Class A-4 Notes	September 15, 2020	September 15, 2019	June 15, 2018	December 15, 2016	December 15, 2015
Class A-5 Notes	September 15, 2023	December 15, 2022	June 15, 2022	December 15, 2021	March 15, 2021
Class B Notes	December 15, 2022	March 15, 2022	September 15, 2021	December 15, 2020	March 15, 2020
Class C Notes	March 15, 2022	June 15, 2021	September 15, 2020	September 15, 2019	September 15, 2018

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the date on which the pool balance falls below 10% of the initial pool balance.

(2)	The weighted average life of the notes (assuming a 360-day year consisting of twelve 30-day months) is determined by: (1) multiplying the amount of each principal payment on the applicable class of notes by the number of years from the closing date to the related distribution date, (2) adding the results, and (3) dividing that sum by the aggregate principal amount of the applicable class of notes as of the closing date.

Class A-1 Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Distribution Dates At Various
CPR Percentages(1)

Distribution Date	0%	2%	4%	6%	8%
Closing Date	100%	100%	100%	100%	100%
December 2006	99	99	98	94	90
December 2007	99	99	98	86	68
December 2008	99	89	56	24	0
December 2009	99	55	9	0	0
December 2010	58	0	0	0	0
December 2011	31	0	0	0	0
December 2012	0	0	0	0	0
December 2013	0	0	0	0	0
December 2014	0	0	0	0	0
December 2015	0	0	0	0	0
December 2016	0	0	0	0	0
December 2017	0	0	0	0	0
December 2018	0	0	0	0	0
December 2019	0	0	0	0	0
December 2020	0	0	0	0	0
December 2021	0	0	0	0	0
December 2022	0	0	0	0	0
December 2023	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class A-2 Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Distribution Dates At Various
CPR Percentages(1)

Distribution Date	0%	2%	4%	6%	8%
Closing Date	100%	100%	100%	100%	100%
December 2006	100	100	100	100	100
December 2007	100	100	100	100	100
December 2008	100	100	100	100	96
December 2009	100	100	100	80	55
December 2010	100	99	65	34	5
December 2011	100	76	38	3	0
December 2012	100	52	10	0	0
December 2013	78	27	0	0	0
December 2014	53	0	0	0	0
December 2015	26	0	0	0	0
December 2016	0	0	0	0	0
December 2017	0	0	0	0	0
December 2018	0	0	0	0	0
December 2019	0	0	0	0	0
December 2020	0	0	0	0	0
December 2021	0	0	0	0	0
December 2022	0	0	0	0	0
December 2023	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class A-3 Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Distribution Dates At Various
CPR Percentages(1)

Distribution Date	0%	2%	4%	6%	8%
Closing Date	100%	100%	100%	100%	100%
December 2006	100	100	100	100	100
December 2007	100	100	100	100	100
December 2008	100	100	100	100	100
December 2009	100	100	100	100	100
December 2010	100	100	100	100	100
December 2011	100	100	100	100	38
December 2012	100	100	100	40	0
December 2013	100	100	60	0	0
December 2014	100	99	1	0	0
December 2015	100	38	0	0	0
December 2016	91	0	0	0	0
December 2017	21	0	0	0	0
December 2018	0	0	0	0	0
December 2019	0	0	0	0	0
December 2020	0	0	0	0	0
December 2021	0	0	0	0	0
December 2022	0	0	0	0	0
December 2023	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class A-4 Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Distribution Dates At Various
CPR Percentages(1)

Distribution Date	0%	2%	4%	6%	8%
Closing Date	100%	100%	100%	100%	100%
December 2006	100	100	100	100	100
December 2007	100	100	100	100	100
December 2008	100	100	100	100	100
December 2009	100	100	100	100	100
December 2010	100	100	100	100	100
December 2011	100	100	100	100	100
December 2012	100	100	100	100	85
December 2013	100	100	100	89	52
December 2014	100	100	100	58	22
December 2015	100	100	70	28	0
December 2016	100	88	40	0	0
December 2017	100	55	9	0	0
December 2018	72	20	0	0	0
December 2019	29	0	0	0	0
December 2020	0	0	0	0	0
December 2021	0	0	0	0	0
December 2022	0	0	0	0	0
December 2023	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class A-5 Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Distribution Dates At Various
CPR Percentages(1)

Distribution Date	0%	2%	4%	6%	8%
Closing Date	100%	100%	100%	100%	100%
December 2006	100	100	100	100	100
December 2007	100	100	100	100	100
December 2008	100	100	100	100	100
December 2009	100	100	100	100	100
December 2010	100	100	100	100	100
December 2011	100	100	100	100	100
December 2012	100	100	100	100	100
December 2013	100	100	100	100	100
December 2014	100	100	100	100	100
December 2015	100	100	100	100	96
December 2016	100	100	100	100	80
December 2017	100	100	100	83	65
December 2018	100	100	87	67	52
December 2019	100	90	68	52	39
December 2020	88	66	49	36	25
December 2021	59	43	30	0	0
December 2022	35	0	0	0	0
December 2023	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class B Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Distribution Dates At Various
CPR Percentages(1)

Distribution Date	0%	2%	4%	6%	8%
Closing Date	100%	100%	100%	100%	100%
December 2006	100	100	100	100	100
December 2007	100	100	100	100	100
December 2008	100	100	100	100	100
December 2009	100	100	100	100	100
December 2010	100	100	100	100	100
December 2011	100	100	100	100	90
December 2012	100	100	100	90	79
December 2013	100	100	93	80	69
December 2014	100	100	84	70	59
December 2015	100	90	74	61	50
December 2016	100	80	65	52	42
December 2017	87	69	55	43	34
December 2018	75	58	45	35	21
December 2019	61	47	36	21	1
December 2020	46	35	18	0	0
December 2021	31	8	0	0	0
December 2022	0	0	0	0	0
December 2023	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class C Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Distribution Dates At Various
CPR Percentages(1)

Distribution Date	0%	2%	4%	6%	8%
Closing Date	100%	100%	100%	100%	100%
December 2006	100	100	100	100	100
December 2007	100	100	100	100	100
December 2008	100	100	100	100	100
December 2009	100	100	100	100	100
December 2010	100	100	100	100	100
December 2011	100	100	100	100	90
December 2012	100	100	100	91	74
December 2013	100	100	95	76	58
December 2014	100	100	81	61	44
December 2015	100	90	67	47	31
December 2016	100	75	52	34	18
December 2017	86	60	38	21	7
December 2018	68	43	24	8	0
December 2019	47	26	9	0	0
December 2020	25	7	0	0	0
December 2021	1	0	0	0	0
December 2022	0	0	0	0	0
December 2023	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

$1,199,439,000
SLM Private Credit Student Loan Trust 2006-C
Issuing Entity

$157,000,000	Floating Rate Class A-1 Student Loan-Backed Notes
$268,000,000	Floating Rate Class A-2 Student Loan-Backed Notes
$110,000,000	Floating Rate Class A-3 Student Loan-Backed Notes
$215,000,000	Floating Rate Class A-4 Student Loan-Backed Notes
$356,017,000	Floating Rate Class A-5 Student Loan-Backed Notes
$ 39,177,000	Floating Rate Class B Student Loan-Backed Notes
$ 54,245,000	Floating Rate Class C Student Loan-Backed Notes
SLM Funding LLC
Depositor
Sallie Mae, Inc.
Sponsor, Servicer and Administrator

Joint Book-Runners
Deutsche Bank Securities
Merrill Lynch & Co.
Morgan Stanley

September 19, 2006